Exhibit 10.2

AMENDMENT ONE TO THE

AQUILA, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Effective as of January 1, 2005)

This Amendment is made by Aquila, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company maintains the Aquila, Inc. Supplemental Executive Retirement Plan (the “Plan”) the benefit of a select group of management or highly compensated employees; and

WHEREAS, the Plan was most recently amended and restated in its entirety on July 31, 2007 and the Company now desires to further amend the Plan to reflect the Plan’s historical practice regarding the distribution of small benefits;

NOW, THEREFORE, the Plan is amended as follows:

A.	Section 4.04(a) is amended by adding the following to the end said Section:

Notwithstanding the foregoing, if the lump sum present value of a Participant’s Grandfathered Benefit does not exceed $10,000 (calculated using an interest rate of eight percent (8%) and the same mortality table assumptions used by the Retirement Income Plan), then such Grandfathered Benefit may be paid in a single lump sum in the discretion of the Committee.

B.	The second and third sentences of Section 4.05 are deleted in their entirety.

IN WITNESS WHEREOF, this Amendment is adopted this 7th day of November, 2007.

By:	/s/ Leo E. Morton

Title: Senior Vice President & Chief Administrative Officer